Exhibit 4.2

Description of Common Stock
Our authorized common stock consists of:

• 1,925,000,000 shares of common stock.

Each authorized share of common stock has a par value of $1.00. As of December 31, 2019, 796,238,402 shares of common stock were outstanding, and 140,649,683 shares of common stock were held as treasury shares.

In the discussion that follows, we have summarized the material provisions of our restated certificate of incorporation and by-laws relating to our common stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our restated certificate of incorporation and by-laws. You should read the provisions of the restated certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you.

Common Stock
Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders. No share of common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on the common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•    our financial condition and performance;

•    our cash needs and capital investment plans;

•    our obligations to holders of any preferred stock we may issue;

•    income tax consequences; and

•    the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we enter into from time to time may restrict the payment of cash dividends.

If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.
Our outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol “MRO.” Any additional shares of common stock we may offer and sell under this prospectus will also be listed on the New York Stock Exchange.

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of the members of our board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•    for any breach of the director’s duty of loyalty to us or our stockholders;

•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•    for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•    before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•    on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•    following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.
Other Matters
Some of the provisions of our restated certificate of incorporation and by-laws discussed below may have the effect, either alone or in combination with the provisions of our restated certificate of incorporation discussed above and Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

Our restated certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our by-laws provide that special meetings may be called by our board of directors or upon the written request of stockholders who individually, or collectively, have continuously held 20% or more of the outstanding shares of our common stock for at least one year prior to the date we receive such request.

Our restated certificate of incorporation provides that the number of directors will be fixed from time to time by, or in the manner provided in, our by-laws, but will not be less than three.

Our by-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. A stockholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken at an annual meeting of stockholders must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. Our by-laws prescribe specific information that any such stockholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

In addition to the director nomination provisions described above, our by-laws contain a “proxy access” provision that provides that any stockholder or group of twenty or fewer stockholders (collectively, an “eligible stockholder”) who have owned 3% or more of our outstanding common stock continuously for at least three years, meeting specified eligibility requirements, may include up to a specified number of director nominees in our proxy materials for an annual meeting. An eligible stockholder proposing to nominate a person for election to the board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mail our proxy materials for the preceding year’s annual meeting of stockholders. The maximum number of stockholder nominees that may be included in the proxy statement pursuant to these provisions may not exceed 25% of the number of directors in office as of the last day on which notice requesting proxy access may be delivered by an eligible stockholder. In addition an eligible stockholder may include a written statement of not more than 500 words supporting the candidacy of such stockholder nominee. The complete proxy access provision for director nominations are set forth in our by-laws.

Our restated certificate of incorporation provides that our stockholders may adopt, amend and repeal our by-laws at any regular or special meeting of stockholders by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on that action, provided the notice of intention to adopt, amend or repeal the by-laws has been included in the notice of that meeting.